Exhibit 99.2

PRESS RELEASE

Plantronics Declares Quarterly Dividend

FOR INFORMATION, CONTACT:	FOR IMMEDIATE RELEASE
Jon Alvarado	July 19, 2005
Treasurer and Director of Investor Relations
(831) 458-7533

Plantronics Declares Quarterly Dividend

Santa Cruz, CA - July 19, 2005 - Plantronics, Inc., (NYSE: PLT) today announced that its Board of Directors declared a quarterly dividend of $0.05 per share. The dividend is payable on September 9, 2005 to shareholders of record at the close of business on August 12, 2005. This is the fifth consecutive quarterly dividend the Company's board has declared.

 “We are pleased to announce that our continued strong cash generation gives us the ability to pay a dividend as a way to deliver value to our shareholders,” said Ken Kannappan, President and Chief Executive Officer.

About Plantronics
Plantronics introduced the first lightweight communications headset in 1962 and is recognized as the world leader in communications headsets. A publicly held company with approximately 4,500 employees, Plantronics is the leading provider of headsets to telephone companies and the business community worldwide. Plantronics headsets are also used widely in many Fortune 500 corporations and have been featured in numerous motion pictures and high-profile events, including Neil Armstrong's historic "One small step for man" transmission from the moon in 1969.  Plantronics, Inc., headquartered in Santa Cruz, California, was founded in 1961 and maintains offices in 18 countries. Plantronics products are sold and supported through a worldwide network of authorized Plantronics marketing partners.
Information about the Company and its products can be found at www.plantronics.com or by calling (800) 544-4660.

Plantronics is a registered trademark of Plantronics, Inc. Bluetooth is a trademark owned by Bluetooth SIG Inc., and is used by Plantronics under license. All other products or service names mentioned herein are trademarks of their respective owners